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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE REGISTRANT


           NAME                    STATE OF INCORPORATION   OTHER BUSINESS NAMES
--------------------------------   ----------------------   --------------------
Fine Gold Recovery Systems, Inc.          Nevada                    None
Mineral Recovery Systems, Inc.            Nevada                    None